Exhibit 10.1
    November 11, 2020

Ms. Angela O’Leary

Via Email: amancinotti@gmail.com

Dear Angie:

On behalf of Commercial Vehicle Group, I am pleased to confirm the following terms of your employment. This offer is consistent with our discussions and supersedes any previous offers of employment, whether verbal or written:

Job Title:	Vice President, Corporate Controller, & Chief Accounting Officer. This position is based in our New Albany, Ohio headquarters facility.
Start Date:	Monday, November 30, 2020 or a mutually agreeable alternative date.
Reports To:	Christopher Bohnert, Chief Financial Officer
Salary:	$240,000, annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.
Performance Review: Management Performance Bonus: Signing Incentives Vacation:
Annually, in the first quarter. Increases are considered at this time each year but are not guaranteed.
You will be eligible for a discretionary annual incentive award targeted at 35% of your base salary. The current AIP metrics are exclusively financial in nature and are tied to Incremental Net Sales, Operating Profit Margin and Operating Working Capital as a Percent of Sales. Annual payouts may range from 0% - 200% depending on performance versus plan.
For the plan year 2020 only, you will be eligible for a guaranteed payout equal to 50% of target, or $42,000, payable in March 2021.

In connection with the walk-away value of your current guaranteed AIP, you will receive a one-time, taxable cash bonus of $30,000, payable on December 24, 2020.
You will also receive restricted shares valued at $50,000. These shares will be issued on or about December 14, 2020 based on the closing price of CVGI shares as of December 11, 2020. Shares will vest ratably on December 31 of 2021, 2022 and 2023.
The cash signing incentive, and the guaranteed 2020 AIP payment, are recoverable if you resign or are terminated for cause within 12 months of hire. The amount recoverable will be equal to 1/12th of the award value for each full month left in the repayment window at the time of separation.

Four (4) weeks of vacation per calendar year, accrued at a rate of 13.33 hours per month, pro-rated for 2020 based on your start date. Vacation is earned and must be used within each calendar year.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

Personal Days: Long Term Incentives: Holidays:
Three paid personal days per calendar year as of the 2021 calendar year.

You will be eligible for all long term incentive awards for which similarly situated executives are generally eligible. The target award and award design is determined annually by the Compensation Committee of the Board of Directors and has historically included a restricted share component which vests ratably over a three year period, and a three year cliff vested cash-based performance component historically based on relative total shareholder return versus a published peer group, with payouts ranging from 0% to 200% based on performance relative to the peer group.

LTI award designs and targets are subject to annual review and approval by the Compensation Committee of the Board of Directors but will be no less than 50% of your base salary each calendar year.

Ten, paid in accordance with annual observation calendar.

Health Insurance:

Hospital/Surgical/Medical insurance is available for you and your eligible dependents. Coverage is effective the first of the month following your date of hire. A pre-tax premium contribution will apply, based on the type of coverage you select and your family status.

Dental Insurance:
Dental insurance is available for you and your eligible dependents. Coverage is effective on the first of the month following your date of hire. A pre-tax premium contribution will apply, based on the type of coverage you select.

Vision Insurance:	Vision insurance is available for you and your eligible dependents. Coverage is effective on the first of the month. A pre-tax premium contribution will apply, based on the type of coverage you select.
Group Life Insurance:	Coverage equal to $750,000 is provided at no cost to you and no medical exam is required. CVG also offers supplemental and dependent life insurance coverage that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.
Short Term Disability:	Effective for qualifying events occurring after 180 days of employment, this plan provides the first two weeks of an eligible disability at full salary and then an additional twenty-four weeks at 60% of base salary.
Long Term Disability:	Long term disability coverage takes effect following the exhaustion of your short term disability coverage as a source of long term wage replacement resulting from a covered injury or illness.
7800 Walton Parkway New Albany, OH 43054 614.289.5360

Conditional: Employment Eligibility: Change In Control Restrictive Covenants
Employment is contingent upon successfully passing a drug screen and background check.

This offer and continued employment is contingent upon your eligibility to work in the United States under the provisions of the Immigration Reform and Control Act of 1986, and providing the necessary documents to establish identity and employment eligibility to satisfactorily complete U.S. Citizenship and Immigration Services’ Form I-9.

You will receive a Change in Control Agreement that provides for a minimum of six months of severance for a number of Not-For-Cause separation scenarios.

You are subject to a key employee stock ownership requirement equal to two (2) times your base salary. Covered executives are not eligible to sell CVGI shares until they have achieved the required hold limit, except that the forfeiture of shares for purposes of satisfying income tax liability associated with vesting shares is permitted regardless of progress against the hold limit.
You are also subject to a twelve month non-competition, non-solicitation covenant.

401(k) Savings Plan:	All employees over the age of eighteen years become eligible for enrollment on the first day of the month following 30 days of service. New employees are automatically enrolled in the CVG 401(k) Plan, unless they specifically opt out. The Company historically matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan. Note that as a result of the short term economic conditions resulting from the COVID-19 crisis, the Company temporarily suspended matching dollars under the plan. This match will be fully restored as of the January 8, 2021 pay date.

This offer will remain open through 6:00 pm on November 11, 2020. We anticipate your favorable response and look forward to working with you soon. Please sign below and return this letter to me to confirm your acceptance of this offer. If you have any questions, please feel free to contact me directly at 614-289-0253. On behalf of Chris Bohnert and all of us at Commercial Vehicle Group, I look forward to welcoming you to the CVG team.

Sincerely,

/s/ Laura Macias
Laura L. Macias
Chief Human Resources Officer

__/s/ Angie O’Leary__________________________________11/11/2020_____
             Accepted and acknowledged by:                 Date

7800 Walton Parkway New Albany, OH 43054 614.289.5360

cc: Compensation & Benefits
7800 Walton Parkway New Albany, OH 43054 614.289.5360